Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 1/11/08.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following materials are available for view:

Proxy Statement

To view this material, have the 12-digit Control #(s) available and visit:  www.investorEconnect.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 12/24/07.

To request material:	Internet: www.investorEconnect.com	Telephone: 1-800-579-1639	**Email: sendmaterial@investorEconnect.com

**If requesting material by e-mail please send a blank e-mail with the 12 Digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

GFI GROUP INC.
GFI GROUP INC. 100 WALL STREET NEW YORK, NY 10005	Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Vote In Person

Many  shareholder  meetings  have  attendance  requirements including,  but  not  limited  to,  the  possession  of  an  attendance ticket issued by the entity holding the meeting. Please check the meeting  materials  for  any  special  requirements  for  meeting attendance. At the Meeting you will need to request a ballot to vote these  shares.

Meeting Location
The Special Meeting for holders as of
11/19/07
is to be held on 1/11/08 at 10:00 AM EST
at:	GFI Group, Inc.
100 Wall St
New York, NY 10005

For Meeting Directions Please

Call: 212-968-4100

Voting items

The Board of Directors recommend a vote FOR the proposal listed below.

1.	Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the authorized Common Stock from 100,000,000 shares to 400,000,000 shares.